Exhibit 10.4

EXECUTION COPY

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

AMONG

SEARS HOLDINGS CORPORATION,

SEARS, ROEBUCK AND CO.,

SEARS ROEBUCK ACCEPTANCE CORP.,

KMART HOLDING CORPORATION,

KMART CORPORATION

AND CERTAIN OF THEIR RESPECTIVE SUBSIDIARIES,

AS GRANTORS

AND

BANK OF AMERICA, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION

AND

GENERAL ELECTRIC CAPITAL CORPORATION,

AS CO-COLLATERAL AGENTS

DATED AS OF APRIL 8, 2011

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SECTION 7. THE CO-COLLATERAL AGENTS		18

7.1	Co-Collateral Agent’s Appointment as Attorney-in-Fact, etc.	18
7.2	Duty of Co-Collateral Agents	20
7.3	Execution of Financing Statements	20
7.4	Authority of the Co-Collateral Agents and the Control Co-Collateral Agent	20

SECTION 8. MISCELLANEOUS		21

8.1	Amendments in Writing	21
8.2	Notices	21
8.3	No Waiver by Course of Conduct; Cumulative Remedies	21
8.4	Enforcement Expenses; Indemnification	21
8.5	Successors and Assigns	22
8.6	Set-Off	22
8.7	Counterparts	22
8.8	Severability	23
8.9	Section Headings	23
8.10	Integration	23
8.11	GOVERNING LAW	23
8.12	[Intentionally Omitted]	23
8.13	Acknowledgements	23
8.14	Additional Grantors	23
8.15	Releases	23
8.16	Jurisdiction, Etc.	24
8.17	WAIVER OF JURY TRIAL	25
8.18	Existing Guarantee and Collateral Agreement	25

SCHEDULES

Schedule 1	Grantors; Notice Addresses
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization

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SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 8, 2011, among (a) each of the entities listed on Schedule 1 hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), and (b) Bank of America, N.A., Wells Fargo Bank, National Association and General Electric Capital Corporation, as co-collateral agents (collectively in such capacity, the “Co-Collateral Agents”).

W I T N E S S E T H:

WHEREAS, Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”), Kmart Corporation, a Michigan corporation (“Kmart Corp.” and together with SRAC, the “Borrowers”), the banks, financial institutions and other parties thereto as “Lenders” (the “Lenders”), Bank of America, N.A., Wells Fargo Bank, National Association, f/k/a Wells Fargo Retail Finance, LLC and General Electric Capital Corporation, as co-collateral agents and co-syndication agents, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated f/k/a Banc of America Securities LLC, Wells Fargo Bank, National Association and GE Capital Markets, Inc. as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative agent (the “Existing Agent”), are party to that certain Amended and Restated Credit Agreement dated as of May 21, 2009 (as amended from time to time and in effect, the “Existing Credit Agreement”); and;

WHEREAS, pursuant to the Credit Agreement (as defined below), the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, Holdings has formed Private Brands, Ltd., a Delaware corporation (“PBDE”), and has merged Private Brands, Ltd., a West Virginia corporation (“PBWV”), with and into PBDE, and PBDE is the surviving entity in connection with such merger;

WHEREAS, it was a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Existing Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement dated May 21, 2009 (the “Existing Guarantee and Collateral Agreement”), to the Co-Collateral Agents for the ratable benefit of the Credit Parties (as defined in the Existing Credit Agreement);

WHEREAS, Holdings, the Borrowers, the Required Lenders (under and as defined in the Existing Credit Agreement), the Agent and the Co-Collateral Agents, desire to amend and restate the Existing Credit Agreement in its entirety pursuant to the terms of a certain Second Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”); and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Grantors execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Co-Collateral Agents and the other Credit Parties, party thereto, to enter into the Credit Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Guarantee and Collateral Agreement shall be amended and restated, without novation, in its entirety to read as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Account Debtor, Accounts, Chattel Paper, Control, Deposit Account, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Proceeds and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Second Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: with respect to any Borrower, the collective reference to the unpaid principal of and interest on the Advances and Reimbursement Obligations and all other obligations and liabilities of such Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of such Borrower’s Advances and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), to any Credit Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Cash Management Service, any Bank Product or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Co-Collateral Agent or to any other Credit Party that are required to be paid by such Borrower pursuant to the terms of any of the foregoing agreements, and all interest, reimbursement obligations, fees, indemnities, costs and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for any such amounts is allowed in such proceeding). For purposes of Section 2, Borrower Obligations shall be deemed to include any obligation of any Group Member (other than Sears Canada) that is not a Borrower in respect of Cash Management Services and Bank Products.

“Collateral”: as defined in Section 3.1.

“Control Co-Collateral Agent”: as defined in Section 7.4(b), or any successor thereto appointed after Bank of America, N.A. has resigned as a Co-Collateral Agent in accordance with the terms of the Credit Agreement.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Agreement”: as defined in the Recitals.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), any other Loan Document, any Cash Management Service or any Bank Products to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Co-Collateral Agent or to any other Credit Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement, any other Loan Document, any Cash Management Service or any Bank Product, and all guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses, or otherwise, after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, are allowed in such proceeding).

“Guarantors”: the collective reference to each Grantor in its capacity as a guarantor pursuant to Section 2.

“Health Care Laws” means all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

“HIPAA”: means the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Prescription List”: means all right, title and interest of any Grantor in and to all prescription files maintained by it or on its behalf, including without limitation, all patient profiles, customer lists, customer information, and other records of prescriptions filled by it, in whatever form and wherever maintained by it or on its behalf, and all goodwill and other intangible assets arising from the maintenance of such records and the possession of the information contained therein.

“Securities Act”: the Securities Act of 1933, as amended.

“Software”: means all “software” are such term is defined in the New York UCC used by any Grantor to process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral, other than software embedded in any category of goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Subsidiary Guarantor”: each Guarantor other than Holdings.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

1.3 Assumption of Obligations by PBDE.

PBDE hereby confirms that, as a result of its merger with PBWV (with PBDE being the surviving entity of such merger), it has assumed all of the rights and obligations of PBWV under the Loan Documents (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and is bound by the Loan Documents as though named therein. For purposes of clarity, any and all references to “Private Brands, Ltd.” in any Loan Document shall mean and refer to Private Brands, Ltd., a Delaware corporation.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors (other than the Borrowers) hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Control Co-Collateral Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower. Each Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Control Co-Collateral Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of each such other Borrower.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than, as to their respective Borrower Obligations, the Borrowers) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Co-Collateral Agent or any other Credit Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any of the Borrowers may be free from any Borrower Obligations.

(e) No payment made by any of the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by any Co-Collateral Agent or any other Credit Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of any of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until each of the Borrower Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full, no Letter of Credit shall be outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments are terminated.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Co-Collateral Agents and the other Credit Parties, and each Subsidiary Guarantor shall remain liable to the Co-Collateral Agents and the other Credit Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder. This Section 2.2 shall not apply to Sears in its capacity as a Guarantor of the Borrower Obligations of SRAC, or to Kmart in its capacity as a Guarantor of the Borrower Obligations of Kmart Corp.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Co-Collateral Agent or any other Credit Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Co-Collateral Agent or any other Credit Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Co-Collateral Agents or any other Credit Party for the payment of any of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, reimbursement or indemnification from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, and notwithstanding the foregoing, in the event that any Guarantor possesses any such rights of subrogation, contribution, reimbursement or indemnification, all such rights shall in all respects be subordinated and junior in right of payment, until all amounts owing to the Co-Collateral Agents and the other Credit Parties by each of the Borrowers on account of its Borrower Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full, no Letter of Credit shall be outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation, contribution, reimbursement or indemnification rights at any time when any of the Borrower Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Co-Collateral Agents and the other Credit Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be transferred to the Agent’s Account (or as the Co-Collateral Agents may otherwise direct) in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Co-Collateral Agents or any other Credit Party may be rescinded by the Co-Collateral Agents or such other Credit Party and any of the Borrower Obligations continued, and any of the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Co-Collateral Agents or any other Credit Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Co-Collateral Agents (or the Required Lenders or all Lenders, as the case may be) or any other Credit Party, if applicable, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Co-Collateral Agents or any other Credit Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Co-Collateral Agents nor any other Credit Party shall have any obligation to any Loan Party or other Person, to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Co-Collateral Agents or any other Credit Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Co-Collateral Agents and the other Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any Letter of Credit, any Cash Management Service, any Bank Product or any other document made, delivered or given in connection with any of the foregoing, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Co-Collateral Agents or any other Credit Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Co-Collateral Agent or any other Credit Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Co-Collateral Agents or any other Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for any of the Borrower Obligations or any right of offset with respect thereto, and any failure by the Co-Collateral Agents or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Co-Collateral Agents or any other Credit Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Co-Collateral Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document, any Letter of Credit, any Cash Management Service, any Bank Product or any other document made, delivered or given in connection with any of the foregoing or any other agreement, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than upon a written release of such Guarantor from the Co-Collateral Agents or upon the indefeasible payment in full in cash of all the Borrower Obligations after the Commitments have been terminated).

(c) The Co-Collateral Agents and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any Collateral held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure, compromise or adjust any part of the Borrower Obligations, make any other accommodation with any Guarantor, or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent that all the Borrower Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any Collateral.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Co-Collateral Agents or any other Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid without set-off or counterclaim in Dollars, to the Agent’s Account, or such other account as the Co-Collateral Agents may designate in accordance with Section 9.02 of the Credit Agreement.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Collateral; Grant of Security Interest. Each Grantor hereby grants to the Control Co-Collateral Agent, for the ratable benefit of the Credit Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Credit Card Accounts Receivable;

(b) all Pharmacy Receivables;

(c) all Inventory;

(d) all Chattel Paper relating to Credit Card Accounts Receivable and Pharmacy Receivables;

(e) all Instruments relating to Credit Card Accounts Receivable and Pharmacy Receivables;

(f) all Prescription Lists;

(g) all Documents relating to any Inventory;

(h) all Deposit Accounts;

(i) all cash and cash equivalents;

(j) all books and records pertaining to the Collateral; and

(k) to the extent not otherwise included, all Proceeds, insurance claims, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

3.2 No Assumption of Liability. The security interest in the Collateral, granted to the Control Co-Collateral Agent is granted as security only and shall not subject the Co-Collateral Agents or any other Credit Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Co-Collateral Agents and certain other Credit Parties to enter into the Credit Agreement and to induce the Lenders and the Swing Line Lender to make their respective extensions of credit to the Borrowers thereunder and the Issuing Lender to issue the Letters of Credit, each Grantor hereby represents and warrants to the Co-Collateral Agents and the other Credit Parties that:

4.1 Title; No Other Liens. Except for the security interest granted to the Control Co-Collateral Agent for the ratable benefit of the Credit Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Control Co-Collateral Agent, for the ratable benefit of the Credit Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, transfer and/or grant licenses to third parties to use Intellectual Property owned, licensed to or developed by a Grantor so long as such conveyances and/or licenses do not materially impair the license of the Control Co-Collateral Agent in and to such Intellectual Property. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.

4.2 Perfected First Priority Liens.

(a) The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Co-Collateral Agents in completed and, if applicable, duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Control Co-Collateral Agent, for the ratable benefit of the Credit Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof other than Permitted Liens having priority over the Liens of the Control Co-Collateral Agent pursuant to applicable law.

(b) Each Co-Collateral Agent hereby appoints the other Co-Collateral Agents, and each hereby agrees to serve, as agent and bailee for the others for the limited purpose of perfecting their respective security interests, granted for the benefit of the Credit Parties, on the Collateral which may at any time be in its possession during the term of this Agreement, including, without limitation any rights with respect to Deposit Accounts, Documents or other Collateral which is perfected by “control” under the New York UCC or any other applicable jurisdiction.

4.3 Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3. Such Grantor has furnished to the Co-Collateral Agents a charter, certificate of incorporation or other formation document and good standing certificate as of a date which is recent to the date hereof.

4.4 Credit Card Accounts Receivable and Pharmacy Receivables.

(a) No amount payable to such Grantor under or in connection with any Credit Card Accounts Receivable or Pharmacy Receivables is evidenced by any Instrument or Chattel Paper which has not been delivered to the Co-Collateral Agents.

(b) None of the obligors on any Credit Card Accounts Receivable is a Governmental Authority.

(c) Each Eligible Credit Card Accounts Receivable is a bona fide existing payment obligation of a credit card payment processor or an issuer of credit cards to a Grantor resulting from charges by a customer of a Grantor on credit cards issued by such issuer in connection with the sale of goods by such Grantor, or services performed by such Grantor, in each case in the ordinary course of its business.

(d) Each Eligible Pharmacy Receivable represents a bona fide existing interest in or claim relating to a policy of insurance which is a right of a Grantor to payment of a monetary obligation for healthcare goods sold by such Grantor, or services provided by such Grantor, in each case in the ordinary course of its business.

(e) Except as would not be reasonably expected to result in a Material Adverse Effect, there are no facts, events or occurrences which would impair the validity of any Credit Card Accounts Receivable or any Pharmacy Receivables, or tend to reduce the amount payable thereunder from the face amount of the claim or invoice or statements delivered to the Agent with respect thereto (other than arising in the ordinary course of business).

4.5 Related Intellectual Property. Such Grantor owns or has a license to use all Intellectual Property which is reasonably necessary to sell the Collateral in the ordinary course. Such Grantor shall take all reasonable and necessary steps to maintain and preserve the benefit of each Trademark License, Copyright License and Patent License which relates to Intellectual Property to the extent that the use of such Intellectual Property would be reasonably necessary in connection with the Co-Collateral Agents’ enforcement of any of its remedies under the Loan Documents. Except for consents which have been obtained, such Grantor does not own any Eligible Inventory which is subject to any Copyright License, Trademark License or Patent License or other agreement with any third party which would require any consent of any third party upon sale or disposition of that Eligible Inventory where such sale or disposition is made pursuant to a going-out-of-business sale, orderly liquidation or similar sale, in each case, to the extent such going-out-of-business sale, orderly liquidation or similar sale is conducted at the Stores, and such Grantor will promptly deliver notice to the Co-Collateral Agents upon entering into any Copyright License, Trademark License or Patent License or amendment thereto which would require any such consent.

4.6 [Intentionally Omitted].

4.7 Dealer Store Inventory. Except as would not be reasonably expected to result in a Material Adverse Effect, (a) all of the Inventory at each Dealer Store is owned by a Grantor free and clear of any and all Liens or claims of others except as permitted under the Credit Agreement, and (b) all such Inventory is subject to a legal, valid and perfected security interest in favor of the applicable Grantor, which is prior to any other Lien on such Inventory.

4.8 Pharmaceutical Laws.

(a) The Grantors have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect.

(b) The Grantors are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Grantors have any liabilities, claims against them, and presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

4.9 HIPAA Compliance.

(a) To the extent that and for so long as a Grantor is a “covered entity” within the meaning of HIPAA, and except as would not be reasonably expected to result in a Material Adverse Effect, such Grantor (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by failure of such Grantor to be HIPAA Compliant (as defined below); (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Grantor is or becomes HIPAA Compliant.

(b) For purposes hereof, “HIPAA Compliant” shall mean that a Grantor to the extent legally required (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

4.10 Compliance with Health Care Laws.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, each Grantor is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it. Without limiting the generality of the foregoing, except as would not be expected to result in a Material Adverse Effect, no Grantor has received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Grantor has maintained all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable law or regulation and each Grantor and the owners of the facilities and other businesses managed by any Grantor have all permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and such insurance laws and regulations, as are applicable thereto.

4.11 Prescription Lists. Except as provided under applicable law, including any applicable Health Care Laws, Pharmaceutical Laws and privacy laws, and except as would not be expected to result in a Material Adverse Effect, (i) there are no limitations or restrictions on the rights of any Grantor to sell, transfer or otherwise assign any Prescription List to any third party; and (ii) each Prescription List is in good and marketable condition.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Co-Collateral Agents and the other Credit Parties that, until the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) shall have been paid in full, no Letter of Credit shall be outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments shall have terminated:

5.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Chattel Paper or transferable records, such Instrument, Chattel Paper or transferable records, shall be promptly delivered to the Control Co-Collateral Agent, duly indorsed in a manner satisfactory to the Control Co-Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance. Such Grantor will maintain insurance as and to the extent required under the Credit Agreement.

5.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) At any time and from time to time, upon the written request of the Co-Collateral Agents, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Co-Collateral Agents may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) to the extent applicable, taking any actions necessary to enable the Co-Collateral Agents to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.4 Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Co-Collateral Agents and delivery to the Co-Collateral Agents of all additional financing statements and other documents reasonably requested by the Co-Collateral Agents to maintain the validity, perfection and priority of the security interests provided for herein, change its organizational form from that of a registered entity to an unregistered entity (or from an unregistered entity to a registered entity) or change its jurisdiction of organization from that referred to in Section 4.3. Such Grantor will provide 15 days’ prior written notice to the Co-Collateral Agents of any change in its name or organizational form (other than changes in organizational form referred to in the immediately preceding sentence).

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Credit Card Accounts Receivable and Pharmacy Receivables. (a) At any time after the occurrence and during the continuance of a Cash Dominion Event, any payments of Credit Card Accounts Receivable and Pharmacy Receivables, when collected by any Grantor, shall be transferred and maintained in accordance with Section 6.01(m) of the Credit Agreement.

(b) At the Co-Collateral Agents’ request, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Co-Collateral Agents all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Credit Card Accounts Receivable and the Pharmacy Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) Each Co-Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Credit Card Accounts Receivable and the Pharmacy Receivables to verify with them to such Co-Collateral Agent’s satisfaction the existence, amount and terms of any Credit Card Accounts Receivable and Pharmacy Receivables.

(b) Upon the request of the Co-Collateral Agents at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Credit Card Accounts Receivable and the Pharmacy Receivables that the Credit Card Accounts Receivable and the Pharmacy Receivables have been assigned to the Co-Collateral Agents for the ratable benefit of the Credit Parties and that payments in respect thereof shall be made directly to the Control Co-Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Credit Card Accounts Receivable and the Pharmacy Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Co-Collateral Agent nor any other Credit Party shall have any obligation or liability under any Credit Card Accounts Receivable or Pharmacy Receivables (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Co-Collateral Agent or any other Credit Party of any payment relating thereto, nor shall any Co-Collateral Agent or any other Credit Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Credit Card Accounts Receivable or Pharmacy Receivables (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 [Intentionally Omitted].

6.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, and the Obligations shall have been accelerated or a Liquidation shall have been commenced, the Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in the Agent’s Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay all incurred and unpaid fees, expenses, indemnities, and other amounts (including fees, charges and disbursements of counsel to the Agent and the Co-Collateral Agents) payable to the Agent and the Co-Collateral Agents (each in its capacity as such) under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;

Second, to pay all incurred and unpaid expenses, indemnities, and other amounts (other than principal, interest and fees, and Obligations relating to Cash Management Services and Bank Products) payable to the Lenders, the Swingline Lender and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders, the Swingline Lender and the Issuing Lenders and amounts payable under Section 2.12), under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;

Third, to pay all accrued and unpaid interest on all Permitted Overadvances, to the Agent or pro rata among the Lenders, as applicable, according to the amounts of such Obligations then due and owing and remaining unpaid to each;

Fourth, to pay all the unpaid principal on all Permitted Overadvances, to the Agent or pro rata among the Lenders, as applicable, according to the amounts of such Obligations then due and owing and remaining unpaid to each;

Fifth, to pay all accrued and unpaid interest on the Swingline Advances (to the extent that Swingline Advances have not been refinanced by a Revolving Advance);

Sixth, to pay all the unpaid principal of the Swingline Advances (to the extent that Swingline Advances have not been refinanced by a Revolving Advance);

Seventh, to pay all accrued and unpaid interest on all Advances, and fees, payable to the Lenders and the Issuing Lenders under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;

Eighth, to pay all the unpaid principal on all Advances, pro rata among the Lenders according to the amounts of such Obligations then due and owing and remaining unpaid to the Lenders;

Ninth, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than Obligations relating to Cash Management Services and Bank Products), pro rata among the Lenders according to the amounts of the Obligations (other than Obligations relating to Cash Management Services and Bank Products) then due and owing and remaining unpaid to the Lenders;

Tenth, to the applicable Lenders or Affiliates thereof towards the payment of amounts then due and owing and remaining unpaid in respect of Cash Management Services and the prepayment, settlement and termination of Cash Management Services, pro rata among the applicable Lenders and Affiliates thereof according to the amounts then due and owing and remaining unpaid in respect of Cash Management Services;

Eleventh, to the applicable Lenders or Affiliates thereof towards the payment of amounts then due and owing and remaining unpaid in respect of Bank Products, pro rata among the applicable Lenders and Affiliates thereof according to the amounts that would become due and owing upon the prepayment, settlement and termination of such Bank Products; and

Twelfth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (unless the same has been cash collateralized in an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and all other Reimbursement Obligations or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments shall have terminated shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same.

6.5 Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Co-Collateral Agents, on behalf of the Credit Parties, may (and at the direction of the Required Lenders shall) exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Co-Collateral Agents, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may (and at the direction of the Required Lenders shall) in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Co-Collateral Agent or any Credit Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor. The Co-Collateral Agents or any other Credit Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay, valuation or appraisal on the part of any Grantor, which right or equity is hereby waived and released, and may credit against the purchase price the amount of any claim then due and payable from any Grantor on account of the Obligations owed to the Co-Collateral Agents or any other Credit Party, and the Co-Collateral Agents or such other Credit Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. Each Grantor further agrees, at the Co-Collateral Agents’ request, to assemble the Collateral and make it available to the Co-Collateral Agents at the Grantor’s sole risk and expense, at places which the Co-Collateral Agents shall reasonably select, whether at such Grantor’s premises or elsewhere. The Co-Collateral Agents shall apply the net proceeds of any action taken by it pursuant to this Section 6.5, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Co-Collateral Agents and the other Credit Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.4, and only after such application and after the payment by the Co-Collateral Agents of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Co-Collateral Agents account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Co-Collateral Agent or any other Credit Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. No Co-Collateral Agent shall be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given. The Co-Collateral Agents may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Co-Collateral Agents may fix and state in the notice of such sale. If any of the Collateral is sold, leased, or otherwise disposed of by the Co-Collateral Agents on credit, the Obligations shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Co-Collateral Agents.

(b) If an Event of Default shall occur and be continuing, with respect to any Collateral consisting of Inventory, the Co-Collateral Agents may conduct one or more going out of business sales, in the Co-Collateral Agents’ own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Co-Collateral Agents and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Co-Collateral Agents or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Co-Collateral Agents or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.

(c) If an Event of Default shall occur and be continuing, with respect to any Collateral consisting of Accounts, the Co-Collateral Agents may: (i) demand, collect and receive any amounts relating thereto, as the Co-Collateral Agents may reasonably determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Co-Collateral Agents may reasonably deem appropriate; (iv) without limiting the Co-Collateral Agents’ rights set forth in Section 7.1, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Co-Collateral Agents were the absolute owner thereof for all purposes.

(d) If an Event of Default shall occur and be continuing, with or without legal process and with or without prior notice or demand for performance, the Co-Collateral Agents may enter upon, occupy, and use any premises owned or occupied by each Grantor. The Co-Collateral Agents shall not be required to remove any of the Collateral from any such premises upon the Co-Collateral Agents taking possession thereof, and may render any Collateral unusable to the Grantors. In no event shall the Co-Collateral Agents be liable to any Grantor for use or occupancy by the Co-Collateral Agents of any premises pursuant to this Section 6.5, nor for any charge (such as wages for the Grantors’ employees and utilities) reasonably incurred in connection with the Co-Collateral Agents’ exercise of the Co-Collateral Agents’ rights and remedies hereunder.

(e) For purposes of this Section 6.5, a written and fully executed agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. The Co-Collateral Agents shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Co-Collateral Agents shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.

(f) To the extent permitted by applicable law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

6.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Co-Collateral Agents or any other Credit Party to collect such deficiency.

6.7 Grant of License in Intellectual Property, Software and other Assets.

(a) For the purpose of enabling the Co-Collateral Agents to exercise the rights and remedies under Section 6 at such time as the Co-Collateral Agents shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby (i) assigns and transfers to the Co-Collateral Agents and grants each Co-Collateral Agent, for the benefit of the Co-Collateral Agents and the other Credit Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or any other compensation to such Grantor or any Affiliate of such Grantor) to use, license or sublicense, any Related Intellectual Property now owned or licensed or hereafter owned, licensed or otherwise acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (ii) irrevocably agrees that the Co-Collateral Agents may sell any of such Grantor’s Inventory directly to any Person, including, without limitation, Persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Co-Collateral Agents’ rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Co-Collateral Agents may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein; provided that, notwithstanding the foregoing, except as provided in any agreement between the Control Co-Collateral Agent and the owner or licensor of such Intellectual Property, this Agreement shall not constitute a license to use, license or sublicense, any Intellectual Property to the extent such license or sublicense is prohibited by or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such Intellectual Property, except to the extent that (x) the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, or (y) the contract, license, agreement, instrument or other document pursuant to which such Grantor was granted its rights to any such Intellectual Property was issued by a Subsidiary or Affiliate of such Grantor (and is not subject to an applicable constraint in an over-license or other agreement with a third party).

(b) For the purpose of enabling the Co-Collateral Agents to exercise the rights and remedies under Section 6 at such time as the Co-Collateral Agents shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby assigns and transfers to the Co-Collateral Agents and grants to the Co-Collateral Agents, for the benefit of the Co-Collateral Agents and the other Credit Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or any other compensation to such Grantor or any other Person) to use, license or sublicense, any Software now owned or licensed or hereafter owned, licensed or otherwise acquired by such Grantor; provided that, notwithstanding the foregoing, except as provided in any agreement between the Control Co-Collateral Agent and the owner or licensor of such Software, this Agreement shall not constitute a license to use, license or sublicense, any Software to the extent such license or sublicense is prohibited by or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such Software, except to the extent that (i) the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, or (ii) the contract, license, agreement, instrument or other document pursuant to which such Grantor was granted its rights to any such Software was issued by a Subsidiary or Affiliate of such Grantor (and is not subject to an applicable constraint in an over-license or other agreement with a third party).

(c) Without duplication of the rights granted to the Co-Collateral Agents in clauses (a) and (b) of this Section 6.7, and for the purpose of enabling the Co-Collateral Agents to exercise the rights and remedies under Section 6 at such time as the Co-Collateral Agents shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby assigns and transfers to the Co-Collateral Agents and grants to the Co-Collateral Agents, for the benefit of the Co-Collateral Agents and the other Credit Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty, rent or any other compensation to such Grantor or any other Person), to use, license or sublicense, any real property or personal property of such Grantor which does not constitute Collateral, including but not limited to, all Equipment, Fixtures, General Intangibles and Goods, whether now or hereafter owned, leased or occupied by such Grantor; provided that, notwithstanding the foregoing, except as provided in any agreement between the Control Co-Collateral Agent and the owner or licensor of such real or personal property, this Agreement shall not constitute a license to use, license or sublicense, any real or personal property to the extent such license or sublicense is prohibited by or results in the termination of or requires any consent not obtained under, any lease, contract, license, agreement, instrument or other document evidencing or giving rise to such property or any rights therein, except to the extent that (i) the term in such lease, contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, or (ii) the contract, license, agreement, instrument or other document pursuant to which such Grantor was granted its rights to any such real property or personal property was issued by a Subsidiary or Affiliate of such Grantor (and is not subject to an applicable constraint in an over-license or other agreement with a third party).

SECTION 7. THE CO-COLLATERAL AGENTS

7.1 Co-Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints each Co-Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives each Co-Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Credit Card Accounts Receivable and Pharmacy Receivables or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Co-Collateral Agents for the purpose of collecting any and all such moneys due under any Credit Card Accounts Receivable and Pharmacy Receivables or with respect to any other Collateral whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii) execute, in connection with any sale provided for in Section 6.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent, or as the Co-Collateral Agents shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Co-Collateral Agents may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Co-Collateral Agents were the absolute owner thereof for all purposes, and do, at the Co-Collateral Agents’ option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Co-Collateral Agents deems necessary to protect, preserve or realize upon the Collateral and the Co-Collateral Agents’ and the other Credit Parties security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Co-Collateral Agents agree that they will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Co-Collateral Agents, at their option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) Without limitation to any Co-Collateral Agent’s or any other Credit Party’s rights to payment, reimbursement or indemnification under any other Loan Document, the expenses of the Co-Collateral Agents incurred in connection with actions undertaken as provided in Sections 7.1 and 8.4, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Advances made by the Lenders under the Credit Agreement, from the date of payment by any such Co-Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Co-Collateral Agents on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Co-Collateral Agents. Each Co-Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as such Co-Collateral Agent deals with similar property for its own account. Neither the Co-Collateral Agents nor any other Credit Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Co-Collateral Agents and the other Credit Parties hereunder are solely to protect the Co-Collateral Agents’ and the other Credit Parties interests in the Collateral and shall not impose any duty upon the Co-Collateral Agents or any other Credit Party to exercise any such powers. The Co-Collateral Agents and the other Credit Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

7.3 Execution of Financing Statements. Each Grantor authorizes the Co-Collateral Agents to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Co-Collateral Agents determine appropriate to perfect the security interests of the Co-Collateral Agents under this Agreement. Each Grantor hereby ratifies and authorizes the filing by the Co-Collateral Agents of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of the Co-Collateral Agents and the Control Co-Collateral Agent.

(a) Each Grantor acknowledges that the rights and responsibilities of the Co-Collateral Agents under this Agreement with respect to any action taken by the Co-Collateral Agents or the exercise or non-exercise by the Co-Collateral Agents of any request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Co-Collateral Agents and the other Credit Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Co-Collateral Agents and the Grantors, the Co-Collateral Agents shall be conclusively presumed to be acting as agent for the Credit Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b) Wells Fargo Bank, National Association and General Electric Capital Corporation hereby appoint Bank of America, N.A., in its capacity as a Co-Collateral Agent, as agent to the Co-Collateral

Agents for purposes of filing financing statements and entering into Blocked Account Agreements and other control agreements, in connection with the perfection of a security interest in the Collateral which was granted for the benefit of the Credit Parties (the “Control Co-Collateral Agent”). Each Grantor acknowledges that any and all actions to be taken by the Co-Collateral Agents hereunder shall be taken individually by the Control Co-Collateral Agent, and all such actions shall have the full force and effect as though taken jointly by all the Co-Collateral Agents.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.01 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Co-Collateral Agents or any Grantor hereunder shall be effected in the manner provided for in Section 9.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Co-Collateral Agents nor any other Credit Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Co-Collateral Agent or any other Credit Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Co-Collateral Agents or any other Credit Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Co-Collateral Agents or such other Credit Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. Without limitation to any Co-Collateral Agent’s or any other Credit Party’s rights to payment, reimbursement or indemnification under any other Loan Document:

(a) each Grantor jointly and severally agrees to pay or reimburse each Co-Collateral Agent and the other Credit Parties for all their costs and expenses incurred in collecting against any Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents, including, without limitation, the fees and disbursements of the Credit Parties’ counsel in accordance with the terms of the Credit Agreement;

(b) each Grantor agrees to pay, and to save the Co-Collateral Agents and the other Credit Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the other Loan Documents;

(c) each Grantor agrees to pay, and to save the Co-Collateral Agents and the other Credit Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents to the extent the Borrowers would be required to do so pursuant to Section 9.04 of the Credit Agreement; and

(d) to the fullest extent permitted by applicable Law, no Grantor shall assert, and each Grantor hereby waives, any claim against any Co-Collateral Agent and the other Credit Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby. No Co-Collateral Agent or any other Credit Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by any such Co-Collateral Agent or other Credit Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Co-Collateral Agent or other Credit Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents, the termination of the Commitments, the release of the Collateral from the Liens created hereby and the termination of this Agreement.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Co-Collateral Agents and the other Credit Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Co-Collateral Agents.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Co-Collateral Agent and each of the other Credit Parties at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, at any time held or owing by any such Co-Collateral Agent or other Credit Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Co-Collateral Agent or other Credit Party may elect, against and on account of the obligations and liabilities of such Grantor to such Co-Collateral Agent or other Credit Party hereunder and claims of every nature and description of such Co-Collateral Agent or other Credit Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document, any Cash Management Services, any Bank Product or otherwise, as such Co-Collateral Agent or other Credit Party may elect, whether or not any Co-Collateral Agent or any other Credit Party has made any demand for payment. The applicable Co-Collateral Agent or Credit Party shall notify such Grantor promptly of any such set-off and the application made by such Co-Collateral Agent or other Credit Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Co-Collateral Agents and the other Credit Parties under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Co-Collateral Agents and the other Credit Parties may have.

8.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail of “PDF” file shall be effective as delivery of a manually executed counterpart of this Agreement.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Co-Collateral Agents and the other Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Co-Collateral Agents or the other Credit Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW BUT INCLUDING SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8.12 [Intentionally Omitted].

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Co-Collateral Agents nor any other Credit Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, any of the other Loan Documents, any Cash Management Service or any Bank Product, and the relationship between the Grantors, on the one hand, and the Co-Collateral Agents and the other Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Grantors and the Credit Parties.

8.14 Additional Grantors. Each Subsidiary of the Borrowers that is required to become a party to this Agreement pursuant to Section 6.01(i) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases. (a) This Agreement, the Lien in favor of the Co-Collateral Agents (for the benefit of the Credit Parties) and all other security interests granted hereby shall terminate with respect to all Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Advance and all fees and other Obligations (other than (A) contingent indemnification obligations for which claims have not been asserted and (B) unless the Obligations have been accelerated as a result of the occurrence of any Event of Default or the Loan Parties are liquidating substantially all of their assets, subject to the first proviso hereto, Obligations in respect of Bank Products and Cash

Management Services) shall have been indefeasibly paid in full in cash, and (iii) all Letters of Credit shall have (A) expired or terminated and have been reduced to zero, (B) been Cash Collateralized to the extent required by the Credit Agreement, or (C) been supported by another letter of credit in a manner reasonably satisfactory to the Issuing Lender and the Co-Collateral Agents, provided, however, that in connection with the termination of this Agreement, the Co-Collateral Agents may require such indemnities or, in the case of the succeeding clause (y) only, collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may then exist or thereafter arise with respect to Bank Products and Cash Management Services to the extent not provided for thereunder; provided, further, that this Agreement and the security interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Borrower, Grantor or other Loan Party. At the request and sole expense of any Grantor following any such termination, the Co-Collateral Agents shall deliver to such Grantor any Collateral held by the Co-Collateral Agents hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral shall be released from the Liens created hereby without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Grantor or its transferee, as the case may be, and the Co-Collateral Agents, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, the Co-Collateral Agents shall release any Grantor from its obligations hereunder, including, without limitation, its obligations pursuant to Section 2 hereof, and shall execute and deliver to the Borrowers all releases or other documentation reasonably necessary or desirable to evidence such release, in the event that all the equity interest of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and/or in the event that such Grantor shall dispose of all or substantially all of its assets and shall cease to own any Collateral.

8.16 Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Grantor hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings at its address specified pursuant to Section 9.02 of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.17 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT, THE CO-COLLATERAL AGENTS OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

8.18 Existing Guarantee and Collateral Agreement. This Agreement shall amend and restate the Existing Guarantee and Collateral Agreement in its entirety, and the rights and obligations of the parties under the Existing Guarantee and Collateral Agreement shall be subsumed within and be governed by this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

Grantors:

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Karen M. Smathers
Name:	Karen M. Smathers
Title:	President

KMART CORPORATION

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

SEARS HOLDINGS CORPORATION

By:	/s/ Michael D. Collins
Name:	Michael D. Collins
Title:	Senior Vice President and Chief Financial Officer

A&E HOME DELIVERY, LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

A&E LAWN & GARDEN, LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

A&E SIGNATURE SERVICE, LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

CALIFORNIA BUILDER APPLIANCES, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

FLORIDA BUILDER APPLIANCES, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

KLC, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

KMART HOLDING CORPORATION

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

KMART OF MICHIGAN, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

KMART OF WASHINGTON LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

KMART STORES OF ILLINOIS LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

KMART STORES OF TEXAS LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

KMART.COM LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

LANDS’ END, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

LANDS’ END DIRECT MERCHANTS, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

MYGOFER LLC

By:	Kmart Corporation, its Sole Member

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

PRIVATE BRANDS, LTD.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS AUTHORIZED HOMETOWN STORES, LLC

By:	Sears, Roebuck and Co., its Sole Member

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

SEARS BRANDS MANAGEMENT CORPORATION

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS HOLDINGS MANAGEMENT CORPORATION

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

SEARS HOME APPLIANCE SHOWROOMS, LLC

By:	Sears, Roebuck and Co., its Sole Member

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

SEARS HOME IMPROVEMENT PRODUCTS, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS OUTLET STORES, L.L.C.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS PROTECTION COMPANY

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS PROTECTION COMPANY (FLORIDA), L.L.C.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SEARS, ROEBUCK AND CO.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Senior Vice President and Controller

SEARS, ROEBUCK DE PUERTO RICO, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

SOE, INC.

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

STARWEST, LLC

By:	/s/ William K. Phelan
Name:	William K. Phelan
Title:	Vice President

Co-Collateral Agents:

BANK OF AMERICA, N.A.

By:	/s/ Christine M. Scott
Name:	Christine M. Scott
Title:	SVP-Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kristina M. Miller
Name:	Kristina M. Miller
Title:	Duly Authorized Signatory

Schedule 1

GRANTORS AND NOTICE ADDRESSES OF GRANTORS

Grantor	Notice Address
Sears Roebuck Acceptance Corp.	3711 Kennett Pike Greenville, DE 19807
Kmart Corporation	3333 Beverly Road Hoffman Estates, IL 60179
Sears Holdings Corporation	3333 Beverly Road Hoffman Estates, IL 60179
A&E Home Delivery, LLC	3333 Beverly Road Hoffman Estates, IL 60179
A&E Lawn & Garden, LLC	3333 Beverly Road Hoffman Estates, IL 60179
A&E Signature Service, LLC	3333 Beverly Road Hoffman Estates, IL 60179
California Builder Appliances, Inc.	6085 State Farm Dr., Suite 200 Rohnert Park, CA 94928
Florida Builder Appliances, Inc.	1742 W. Atlantic Blvd. Pompano Beach, FL 33069
KLC, Inc.	3333 Beverly Road Hoffman Estates, IL 60179
Kmart Holding Corporation	3333 Beverly Road Hoffman Estates, IL 60179
Kmart of Michigan, Inc.	3333 Beverly Road Hoffman Estates, IL 60179
Kmart of Washington LLC	3333 Beverly Road Hoffman Estates, IL 60179
Kmart Stores of Illinois LLC	3333 Beverly Road Hoffman Estates, IL 60179
Kmart Stores of Texas LLC	3333 Beverly Road Hoffman Estates, IL 60179
Kmart.com LLC	3333 Beverly Road Hoffman Estates, IL 60179
Lands’ End Direct Merchants, Inc.	1 Lands’ End Lane Dodgeville, WI 53595
Lands’ End, Inc.	1 Lands’ End Lane Dodgeville, WI 53595
MyGofer LLC	3333 Beverly Road Hoffman Estates, IL 60179
Private Brands, Ltd.	3333 Beverly Road Hoffman Estates, IL 60179
Sears Authorized Hometown Stores, LLC	3333 Beverly Road Hoffman Estates, IL 60179
Sears Brands Management Corporation	3333 Beverly Road Hoffman Estates, IL 60179

Grantor	Notice Address
Sears Holdings Management Corporation	3333 Beverly Road Hoffman Estates, IL 60179
Sears Home Appliance Showrooms, LLC	3333 Beverly Road Hoffman Estates, IL 60179
Sears Home Improvement Products, Inc.	1024 Florida Central Parkway Longwood, FL 32752
Sears Outlet Stores, L.L.C.	3333 Beverly Road Hoffman Estates, IL 60179
Sears Protection Company	3333 Beverly Road Hoffman Estates, IL 60179
Sears Protection Company (Florida), L.L.C.	3333 Beverly Road Hoffman Estates, IL 60179
Sears, Roebuck and Co.	3333 Beverly Road Hoffman Estates, IL 60179
Sears, Roebuck de Puerto Rico, Inc.	Montehiedra Town Center-Kmart 2nd Flr. 9410 Avenida Los Romeros San Juan, PR 00926
SOE, Inc.	960 Sherman Street, Suite B San Diego, CA 92110
StarWest, LLC	9025 S. Kyrene Road Tempe, AZ 85284

Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

UCC-1 Financing Statements to be filed against the Grantors specified below with the Secretary of State of the jurisdictions set forth next to such Grantor’s name:

Grantor	Jurisdiction
Sears Roebuck Acceptance Corp.	Delaware
Kmart Corporation	Michigan, Puerto Rico and Guam
Sears Holdings Corporation	Delaware
A&E Home Delivery, LLC	Delaware
A&E Lawn & Garden, LLC	Delaware
A&E Signature Service, LLC	Delaware
California Builder Appliances, Inc.	Delaware
Florida Builder Appliances, Inc.	Delaware
KLC, Inc.	Texas
Kmart Holding Corporation	Delaware
Kmart of Michigan, Inc.	Michigan
Kmart of Washington LLC	Washington
Kmart Stores of Illinois LLC	Illinois
Kmart Stores of Texas LLC	Texas
Kmart.com LLC	Delaware
Lands’ End Direct Merchants, Inc.	Delaware
Lands’ End, Inc.	Delaware
MyGofer LLC	Delaware
Private Brands, Ltd.	Delaware

Sears Authorized Hometown Stores, LLC	Delaware and Puerto Rico
Sears Brands Management Corporation	Delaware and Puerto Rico
Sears Holdings Management Corporation	Delaware and Puerto Rico
Sears Home Appliance Showrooms, LLC	Delaware
Sears Home Improvement Products, Inc.	Pennsylvania
Sears Outlet Stores, L.L.C.	Delaware and Puerto Rico
Sears Protection Company	Illinois
Sears Protection Company (Florida), L.L.C.	Florida
Sears, Roebuck and Co.	New York, Puerto Rico and Guam
Sears, Roebuck de Puerto Rico, Inc.	Delaware and Puerto Rico
SOE, Inc.	Delaware
StarWest, LLC	Delaware

Other Actions

1.	Establishing control over Collateral for which perfection requires possession or control (as defined in the New York UCC), including cash and cash equivalents and Deposit Accounts (for which an appropriate agreement with the applicable depository institution, broker, intermediary or other institution with which such assets are held would be needed).

2.	Any steps required for perfection of Collateral that cannot be perfected by possession or control of such Collateral or the filing of a UCC-1 financing statement in the jurisdiction in which the applicable grantor is organized or domiciled.

Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION

Grantor	Jurisdiction of Organization	Identification Number
Sears Roebuck Acceptance Corp.	Delaware	0506120
Kmart Corporation	Michigan	142467
Sears Holdings Corporation	Delaware	3881360
A&E Home Delivery, LLC	Delaware	3877029
A&E Lawn & Garden, LLC	Delaware	3748766
A&E Signature Service, LLC	Delaware	3748765
California Builder Appliances, Inc.	Delaware	2862479
Florida Builder Appliances, Inc.	Delaware	2143982
KLC, Inc.	Texas	1276656
Kmart Holding Corporation	Delaware	3648953
Kmart of Michigan, Inc.	Michigan	33800A
Kmart of Washington LLC	Washington	602292492
Kmart Stores of Illinois LLC	Illinois	00912026
Kmart Stores of Texas LLC	Texas	800200422
Kmart.com LLC	Delaware	3138594
Lands’ End Direct Merchants, Inc.	Delaware	2863159
Lands’ End, Inc.	Delaware	2099220
MyGofer LLC	Delaware	4631467
Private Brands, Ltd.	Delaware	4954665
Sears Authorized Hometown Stores, LLC	Delaware	4516552
Sears Brands Management Corporation	Delaware	0617118
Sears Holdings Management Corporation	Delaware	4041132
Sears Home Appliance Showrooms, LLC	Delaware	4675850
Sears Home Improvement Products, Inc.	Delaware	2204417
Sears Outlet Stores, L.L.C.	Delaware	4516559
Sears Protection Company	Illinois	61825622
Sears Protection Company (Florida), L.L.C.	Florida	L03000020977
Sears, Roebuck and Co.	New York	NONE
Sears, Roebuck de Puerto Rico, Inc.	Delaware	0561919
SOE, Inc.	Delaware	3816328
StarWest, LLC	Delaware	3833707

Annex 1

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [                    , 20    ], made by [                                        ] (the “Additional Grantor”), in favor of Bank of America, N.A., Wells Fargo Bank, National Association and General Electric Capital Corporation, as co-collateral agents (collectively in such capacity, the “Co-Collateral Agents”), for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Sears Holdings Corporation (“Holdings”), Sears Roebuck Acceptance Corp. (“SRAC”), Kmart Corporation (“Kmart Corp.” and, together with SRAC, the “Borrowers”), the Lenders, Bank of America, N.A., as administrative agent and the Co-Collateral Agents, among others, have entered into a certain Second Amended and Restated Credit Agreement, dated as of April 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Holdings, the Borrowers and certain of their Affiliates (other than the Additional Grantor) have entered into a certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of April 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Co-Collateral Agents for the benefit of the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW BUT INCLUDING SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of Page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3